Securities and Exchange Commission ("SEC") Forms 3, Form 4 and Form 5 and Application for EDGAR Access (Form ID) Confirmation of Authority to Sign



Pursuant to Instruction 7 to SEC "Form 3-Initial Statement of Beneficial Ownership of Securities", "Form 4-Statement of Changes in Beneficial Ownership" and "Form 5-Annual Statement of Beneficial Ownership of Securities" the undersigned being the Chief Financial Officer of Babson Capital
Management LLC, the investment adviser to or co-manager of Babson Capital Corporate Investors, Babson Capital Participation Investors, Babson Capital Global Short Duration High Yield Fund,Special Value Opportunities Fund, LLC, Tennenbaum Opportunities Fund V, LLC and Tennenbaum Opportunities Partners V,
LP  (the "Issuers"), hereby appoint and designate Ann Malloy, Jessica Burns,
Amy Keohane, Nick DeDonno, Daniel Newell and Melissa LaGrant each as my true and lawful attorneys in fact with full power to (a) apply for access to the EDGAR filing system in my name and (b)sign for me and file with the SEC, the New York Stock Exchange and the Issuers said SEC Forms 3, 4 and/or 5 with respect to shares of the Issuers purchased or sold by the undersigned or any other change of beneficial ownership relating to equity or derivative securities of the Issuers required to be reported by the undersigned.


This authorization shall remain in effect until a written revocation is executed by the undersigned and filed with the SEC.



Date: 	4/20/2015
Name:	Paul J. Thompson
Title:	Chief Financial Officer of Babson Capital Management LLC